 Exhibit 99.1

For Immediate Release

January 9, 2015

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FINANCIAL RESULTS

AT AND FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2014

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended December 31, 2014, of $652,000, or $0.37 per basic common share and $0.36 per diluted common share compared to net income of $655,000, or $0.36 per basic and diluted common share for the three months ended December 31, 2013. Net income for the quarter ended December 31, 2014 decreased $3,000 compared to the quarter ended December 31, 2013, due to a decrease of $140,000 in net interest income and an increase of $20,000 in the provision for loan losses, partially offset by an increase of $31,000 in noninterest income and decreases of $102,000 in noninterest expense and $24,000 in income taxes.

The Company reported unaudited net income of $2,973,000, or $1.66 per basic common share and $1.65 per diluted common share for the twelve months ended December 31, 2014, compared to net income of $3,214,000, or $1.73 per basic and diluted common share for the twelve months ended December 31, 2013. Net income decreased $241,000 due to a decrease of $524,000 in noninterest income and increases of $70,000 in the provision for loan losses and $45,000 in noninterest expense, partially offset by an increase of $144,000 in net interest income and a decrease of $254,000 in income taxes. Per share information for the three and twelve months ended December 31, 2014, is based upon 1,782,507 and 1,791,888 average shares outstanding, respectively, and per share information for the three and twelve months ended December 31, 2013, is based upon 1,808,225 and 1,853,240 average shares outstanding, respectively.

During 2014, net interest income increased $144,000 to $10.4 million, compared to $10.3 million during 2013, due to a decrease of $330,000 in interest expense, partially offset by a decrease of $186,000 in interest income. For the year ended December 31, 2014, our net interest margin was 3.61% compared to 3.51% for the year ended December 31, 2013. The ratio of interest earning assets to interest bearing liabilities at December 31, 2014 and 2013 was 1.24x and 1.22x, respectively.

The Company recorded an increase of $70,000 in the provision for loan losses to $240,000 for the year ended December 31, 2014 compared to a provision of $170,000 during 2013. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.0 million, or 1.6% of total loans, at December 31, 2014 to be adequate. On this date, nonperforming loans totaled $2.3 million, or 1.2% of total loans.

Noninterest income decreased $524,000 during 2014 primarily due to decreases of $489,000 in gains on the sales of securities, $114,000 in net income on mortgage banking operations, and $112,000 from service charges on deposits, partially offset by increases of $145,000 in commission income and $64,000 in ATM and bank card interchange income. Noninterest expense increased $45,000 primarily due to an increase of $249,000 in professional fees, reflecting an increase in non-recurring legal and consulting expenses. This increase in fees was partially offset by a decrease of $93,000 in data processing and telecommunications expense, a decrease of $47,000 in occupancy and equipment expense, and the one-time charges of $75,000 related to the sale and closure of two branch facilities during 2013. The decrease of $254,000 in income taxes reflected the lower level of taxable income during 2014.

Total assets at December 31, 2014 decreased to $311.9 million from $318.4 million at December 31, 2013. Total deposits at December 31, 2014 decreased to $245.9 million, compared to $251.7 million at December 31, 2013. Total stockholders’ equity increased to $45.0 million at December 31, 2014 from $41.1 million at December 31, 2013. The Company’s book value per share at December 31, 2014 was $25.02. At that same date, its tangible book value per share was $23.50. At December 31, 2014, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements and was classified as well-capitalized with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 12.3%, 17.6%, and 18.8%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended December 31, 2014, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.